Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-35533, 333-59396 and 333-90382) pertaining to the Kos Pharmaceuticals, Inc. 1996 Stock Option Plan, Registration Statement (Form S-8 No. 333-70317) pertaining to the Kos Pharmaceuticals, Inc. Employee Stock Purchase Plan, and Registration Statement (Form S-8 No. 333-34121) pertaining to Kos Pharmaceuticals, Inc. Issuance of Shares to Employees, of our reports dated February 10, 2004, (except for Note 14, as to which the date is March 8, 2004) with respect to the consolidated financial statements and schedule of Kos Pharmaceuticals, Inc. and subsidiaries as of December 31, 2003 and 2002 and for the years then ended included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Miami, Florida,
March 12, 2004